Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Fourth Quarter 2021 Results

•	Net income for the three months ended December 31, 2021 was $4.20 million compared to $5.52 million for the three months ended December 31, 2020. The decrease in net income occurred primarily because of a decline in income from gains on the sale of securities and loans and a smaller reversal of loan loss provisions.
•	The net interest margin remained steady at 2.72% for the three months ended December 31, 2021 and for the three months ended September 30, 2021, despite the payoff of higher yielding loans and mortgage-backed securities.
•	The ratio of stockholders equity to total assets rose to 12.03% at December 31, 2021 from 11.78% at December 31, 2020.
•	The Company completed its tenth share repurchase program during the three months ended December 31, 2021.
•	Territorial Bancorp Inc. paid a special dividend of $0.10 per share in the fourth quarter of 2021. The total dividends per share paid in 2021 amount to $1.02 per share.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 48th consecutive quarterly dividend.

Honolulu, Hawaii, January 27, 2022- Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.20 million, or $0.46 per diluted share, for the three months ended December 31, 2021.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on February 24, 2022 to stockholders of record as of February 10, 2022.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The fourth quarter of 2021 was very challenging. We have performed well despite relatively low interest rates for new loans, which has decreased asset yields. Hawaii’s economy continues to improve and we remain well-positioned to serve our community with our strong balance sheet.”

Interest Income

Net interest income increased to $13.87 million for the three months ended December 31, 2021 from $13.82 million for the three months ended December 31, 2020. Total interest income was $15.17 million for the three months ended December 31, 2021 compared to $16.04 million for the three months ended December 31, 2020. The $875,000 decrease in total interest income was primarily due to a $2.14 million decrease in interest earned on loans. The decrease in interest income on loans was partially offset by a $1.30 million increase in interest income on investment securities. The decline in interest income on loans was due to a 23 basis point decrease in the average yield on loans receivable and a $144.43 million decrease in the average loan balance. The decrease in the average yield on loans occurred because of the payoff of higher yielding loans and the addition of new lower yielding loans to the loan portfolio. The decrease in the average loan balance occurred as loan repayments and sales of loans exceeded the origination of new loans. The increase in interest income on investment securities occurred because of a $354.24 million increase in the average balance of investment securities, which was partially offset by a 79 basis point decrease in the average securities yield. The increase in the average balance of investment securities occurred as security purchases exceeded repayments and the sale of securities. The decrease in the average securities yield occurred due to the payoff of higher yielding securities and the addition of new lower yielding securities to the investment portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.29 million for the three months ended December 31, 2021 from $2.22 million for the three months ended December 31, 2020. Interest expense on deposits decreased by $904,000 to $724,000 for the three months ended December 31, 2021 from $1.63 million for the three months ended December 31, 2020. The decrease in interest expense on deposits was primarily due to a 23 basis point decrease in the average cost of deposits. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in market interest rates. The Company reversed loan loss provisions of $140,000 for the three months ended December 31, 2021, compared to a reversal of $679,000 of loan loss provisions for the three months ended December 31, 2020. The reversal of the loan loss provisions during the three months ended December 31, 2021 and 2020 occurred primarily because of the decreases in the size of the mortgage loan portfolio, in Hawaii’s unemployment rate and in the amount of loans in the payment deferral program, all of which contributed to the reduction in the allowance for loan losses.

Noninterest Income

Noninterest income was $1.28 million for the three months ended December 31, 2021 compared to $2.47 million for the three months ended December 31, 2020. The decrease in noninterest income was primarily due to a $441,000 decrease in service fees on loans and deposit accounts, a $462,000 decrease in the sale of investment securities and a $560,000 decrease in the gain on the sale of loans. The decrease in service fees on loans and deposit accounts occurred because of a decline in the fees earned for referring mortgage loans to other financial institutions and mortgage brokers. The decrease in the gains on sale of investment securities and loans occurred as fewer securities and mortgage loans were sold. The decreases in service fees on loan and deposit accounts and in gains on sale of investment securities and loans were partially offset by a $272,000 increase in other non-interest income. The $272,000 increase in non-interest income occurred when an increase in the return on assets in the Company’s defined benefit pension plan and a reduction in the interest costs on the benefit obligation reduced the pension cost for the year.

Noninterest Expense

Noninterest expense was $9.56 million for the three months ended December 31, 2021 compared to $9.53 million for the three months ended December 31, 2020. Office occupancy expenses decreased by $81,000 to $1.63 million for the three months ended December 31, 2021 from $1.71 million for the three months ended December 31, 2020, primarily due to a decline in depreciation and repairs and maintenance expenses. Other general and administrative expenses increased by $55,000 to $1.06 million for the three months ended December 31, 2021 from $1.00 million for the three months ended December 31, 2020, primarily due to increases in advertising and expenses for closing the mortgage loans the Company originates.

Income Taxes

Income tax expense for the three months ended December 31, 2021 was $1.54 million with an effective tax rate of 26.87% compared to $1.91 million with an effective tax rate of 25.70% for the three months ended December 31, 2020. The decrease in income tax expense was primarily due to a $1.69 million decrease in income before taxes during the three months ended December 31, 2021 compared to the three months ended December 31, 2020. The increase in the effective tax rate occurred because the Company received tax benefits for the exercise of stock options and proceeds on bank-owned life insurance that were not taxable, which lowered the effective tax rate in 2020.

Balance Sheet

Total assets were $2.13 billion at December 31, 2021 and $2.11 billion at December 31, 2020. Loans receivable, including loans held for sale, decreased by $106.37 million to $1.30 billion at December 31, 2021 from $1.41 billion at December 31, 2020. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities, including available for sale securities, increased by $385.24 million to $636.44 million at December 31, 2021 from $251.20 million at December 31, 2020. The increase in investment securities occurred as the purchase of new mortgage-backed securities exceeded principal repayments and the sale of securities. Cash and cash equivalents decreased to $99.86 million at December 31, 2021 from $363.54 million at December 31, 2020. The decrease in cash and cash equivalents occurred because of the purchase of investment securities. Total stockholders’ equity increased to $256.32 million at December 31, 2021 from $248.71 million at December 31, 2020. The increase in stockholders’ equity occurred primarily because the Company’s net income, the increase in capital from the allocation of ESOP shares and the decrease in accumulated other comprehensive loss exceeded dividends paid to shareholders and share repurchases. An adjustment to accumulated other comprehensive loss on the defined benefit pension plan was made based on year-end actuarial calculations.

Capital Management

In 2021, the Company completed its tenth share repurchase program. Through December 31, 2021, the Company has repurchased 3,904,450 shares in all of its share repurchase programs. The shares repurchased represent 31.92% of the total shares issued in its initial public offering. The Company intends to continue to enhance shareholder value through the use of capital to support its dividends, both regular and/or special, as well as its share repurchase program.

Asset Quality

The Company had $244,000 of delinquent mortgage loans 90 days or more past due at December 31, 2021 compared to $240,000 of delinquent mortgage loans 90 days or more past due at December 31, 2020. Delinquent loans exclude loans which are receiving loan payment deferrals because of COVID-19. Non-performing assets totaled $3.28 million at December 31, 2021 compared to $4.41 million at December 31, 2020. The ratio of non-performing assets to total assets was 0.15% at December 31, 2021 and 0.21% at December 31, 2020. The allowance for loan losses at December 31, 2021 was $2.67 million and represented 0.20% of total loans compared to $4.26 million and 0.30% of total loans as of December 31, 2020.

As of December 31, 2021, the Company had $14.04 million of mortgage loans, or 1.08% of total loans receivable in its payment deferral program. In this program, the Company allowed borrowers, who experienced financial hardship because of COVID-19, to defer payments on their loans. $13.90 million of these loans are receiving interest and escrow payments, while a $147,000 loan was delinquent. As of September 30, 2021, the Company had $19.99 million, or 1.53% of total loans receivable, in its payment deferral program. The decrease in the amount of loans in the payment deferral program occurred as borrowers opted out of the program and repaid any deferred loan payments.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•      statements of our goals, intentions and expectations;

•      statements regarding our business plans, prospects, growth and operating strategies;

•      statements regarding the asset quality of our loan and investment portfolios; and

•      estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•      competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•      adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•      our ability to enter new markets successfully and capitalize on growth opportunities;

•      our ability to successfully integrate acquired entities, if any;

•      changes in consumer demand, spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•      changes in our organization, compensation and benefit plans;

•      the timing and amount of revenues that we may recognize;

•      the value and marketability of collateral underlying our loan portfolios;

•      our ability to retain key employees;

•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•      technological change that may be more difficult or expensive than expected;

•      the ability of third-party providers to perform their obligations to us;

•      the ability of the U.S. Government to manage federal debt limits;

•      the quality and composition of our investment portfolio;

•	changes in market and other conditions that would affect our ability to repurchase our common stock; and

•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$99,859	$363,543
Investment securities available for sale, at fair value	—	3,562
Investment securities held to maturity, at amortized cost (fair value of $634,987 and $262,841 at September 30, 2021 and December 31, 2020, respectively)	636,442	247,642
Loans held for sale	—	2,195
Loans receivable, net	1,302,824	1,406,995
Federal Home Loan Bank stock, at cost	8,173	8,144
Federal Reserve Bank stock, at cost	3,158	3,145
Accrued interest receivable	5,786	6,515
Premises and equipment, net	4,065	4,855
Right-of-use asset, net	9,982	12,333
Bank-owned life insurance	51,423	45,644
Deferred income tax assets, net	1,927	3,382
Prepaid expenses and other assets	6,963	2,844
Total assets	$2,130,602	$2,110,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,681,828	$1,659,800
Advances from the Federal Home Loan Bank	141,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	22,638	29,221
Lease liability	10,744	13,119
Income taxes payable	1,863	2,161
Advance payments by borrowers for taxes and insurance	6,207	6,790
Total liabilities	1,874,280	1,862,091

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 9,342,060 and 9,513,867 shares at December 31, 2021 and December 31, 2020.	93	95
Additional paid-in capital	56,951	61,153
Unearned ESOP shares	(3,425)	(3,915)
Retained earnings	208,227	200,066
Accumulated other comprehensive loss	(5,524)	(8,691)
Total stockholders’ equity	256,322	248,708
Total liabilities and stockholders’ equity	$2,130,602	$2,110,799

Territorial Bancorp Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest income:
Loans	$11,721	$13,864	$48,740	59,174
Investment securities	3,259	1,961	10,729	9,615
Other investments	185	215	832	968
Total interest income	15,165	16,040	60,301	69,757

Interest expense:
Deposits	724	1,628	3,975	9,013
Advances from the Federal Home Loan Bank	522	548	2,117	2,996
Securities sold under agreements to repurchase	47	45	184	182
Total interest expense	1,293	2,221	6,276	12,191

Net interest income	13,872	13,819	54,025	57,566
(Reversal of provision) provision for loan losses	(140)	(679)	(1,592)	1,625

Net interest income after (reversal of provision) provision for loan losses	14,012	14,498	55,617	55,941

Non-interest income:
Service fees on loan and deposit accounts	505	946	2,463	2,662
Income on bank-owned life insurance	209	200	779	807
Gain on sale of investment securities	—	462	1,840	1,320
Gain on sale of loans	79	639	663	1,626
Other	490	218	727	389
Total noninterest income	1,283	2,465	6,472	6,804

Noninterest expense:
Salaries and employee benefits	5,515	5,447	22,091	21,741
Occupancy	1,631	1,712	6,486	6,684
Equipment	1,210	1,227	4,483	4,666
Federal deposit insurance premiums	141	140	565	352
Other general and administrative expenses	1,059	1,004	4,661	3,982
Total noninterest expense	9,556	9,530	38,286	37,425

Income before income taxes	5,739	7,433	23,803	25,320
Income taxes	1,542	1,910	6,373	6,715
Net income	$4,197	$5,523	$17,430	18,605

Basic earnings per share	$0.46	$0.60	$1.92	$2.03
Diluted earnings per share	$0.46	$0.60	$1.91	$2.01
Cash dividends paid per common share	$0.33	$0.33	$1.02	$1.02
Basic weighted-average shares outstanding	8,978,365	9,116,356	9,059,204	9,137,398
Diluted weighted-average shares outstanding	9,032,291	9,153,321	9,110,335	9,196,689

Territorial Bancorp Inc. and Subsidiaries Selected Financial Data (Unaudited)

	Three Months Ended December 31,
	2021	2020
Performance Ratios (annualized):
Return on average assets	0.78%	1.04%
Return on average equity	6.58%	8.79%
Net interest margin on average interest earning assets	2.72%	2.73%
Efficiency ratio (1)	63.06%	58.52%

	At December	At December
	31, 2021	31, 2020
Selected Balance Sheet Data:
Book value per share (2)	$27.49	$26.14
Stockholders' equity to total assets	12.03%	11.78%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$244	$240
Non-performing assets (3)	$3,280	$4,405
Allowance for loan losses	$2,669	$4,262
Non-performing assets to total assets	0.15%	0.21%
Allowance for loan losses to total loans	0.20%	0.30%
Allowance for loan losses to non-performing assets	81.37%	96.75%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs